EXHIBIT B
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated February 16, 2007 (including amendments thereto) with respect to the Common Stock of Butler International, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

February 16, 2007	SFE Partners
	By:	/s/ Sergei Kouzmine
Sergei Kouzmine, General Partner

ISB Development Corp.
	By:	/s/ Sergei Kouzmine
Sergei Kouzmine, President

/s/ Sergei Kouzmine
Sergei Kouzmine

/s/ Frederick H. Kopko, Jr.
Frederick H. Kopko, Jr.

/s/ Edward M. Kopko
Edward M. Kopko